Exhibit 10.5

BY HAND

December 12, 2005

Dear Pierre:

This will confirm our discussions about your resignation as President, Chief Operating Officer and director of Assured Guaranty Re Ltd., as director of Assured Guaranty Re Overseas Ltd. and as Executive Vice President - Reinsurance of Assured Guaranty Ltd., each a Bermuda Company (collectively referred to as the “Company”) on mutually agreeable terms as set forth below. You and the Company agree this Agreement represents the full and complete agreement concerning your separation from employment with the Company and any of its affiliated companies.

1.             Last Day of Employment:  You will remain on the Company’s payroll at your present level of pay through December 31, 2005, which shall be your effective date of resignation. On or prior to December 31, 2005, you must resign in writing from all of your positions and offices with the Company and any and all of its affiliated companies and/or the respective Boards thereof by executing the letter annexed hereto as Exhibit A. Effective December 9, 2005, you will no longer be an SEC Executive Officer of the Company or any of its affiliated companies. Between the date of this Agreement and December 31, 2005, you do not need to report to the office on a daily basis, but shall be available to consult with the Company regarding matters related to the Company’s business.

2.             Consideration:   The Company will pay you a total of $700,000, payable in 24 monthly installments, beginning in January 2006. These amounts will not be eligible for deferrals or contributions under any of the retirement plans maintained by the Company. During this 24 month period, you will make a good faith effort to seek other employment. If you obtain other employment suitable to your qualifications during the 24 month period, you shall so notify the Company and any compensation paid to you by your new employer shall reduce, by an equivalent amount, the payments required to be made by the Company under this paragraph.

In addition, the Assured Guaranty Ltd. stock options and restricted stock granted to you in April 2004 and February 2005 shall continue to vest through April 30, 2006. Any stock option or restricted stock not vested on April 30, 2006 shall be forfeited. Any stock options vested prior to April 30, 2006 must be exercised prior to the close of business on December 31, 2006. At that time, all stock options shall be forfeited.

You will be paid $200,000 at the time employees of Assured Guaranty Re Ltd. are generally paid bonuses for 2005 performance. This payment will be subject to the deferrals and contributions generally applicable to employees of Assured Guaranty Re Ltd. under the retirement plans maintained by the Company.

3.             Withholding on Payments:  Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to you. The Company shall reimburse you for (i) United States Federal, State or local tax obligations, if any, regarding your income from the Company in 2005 and (ii) the cost of preparing and filing of any United States Federal, State or local tax returns for 2005.

4.             Employee Benefits:  You will continue to receive medical and life insurance benefits at the levels generally made available to employees of Assured Guaranty Re Ltd. until December 31, 2007, or upon your securing employment with another employer, whichever is earlier, at which time they will terminate. All other benefits will terminate on December 31, 2005. Further, you acknowledge and agree that you will not accrue any additional vacation, sick days, personal days, Retirement Plan, car allowance, financial planning, club or any other benefit, or accrue any further benefits in any benefit plan sponsored by the Company or any of its affiliated companies, after December 31, 2005, and by signing below you expressly waive any such further accruals.

5.             Vacation:   You acknowledge that you have 10.5 accrued but unused vacation days. You will be paid for 10.5 vacation days at your current annual rate of salary prior to January 31, 2006.

6.             Reimbursement of Business Expenses:  You agree to promptly, and in any event not later than December 31, 2005, submit appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for the Company, and the Company will reimburse you in accordance with Company policy. You should submit such documentation to the General Counsel. We will reimburse you for up to $6,000 for the cost of your counsel in advising you with respect to this Agreement.

7.             Transition:

(a)           Until your last day of employment, you agree to continue to perform your duties in a professional manner and to cooperate in the orderly and smooth transition of your job responsibilities.

After your last day of work you agree that you will be available, upon reasonable notice, to respond to questions and provide assistance to the Company regarding any unfinished business and to provide full and complete cooperation to the Company in connection with any litigation or other disputes for which the Company may need your assistance. Such assistance may include, but is not limited to (i) meeting with employees and/or representatives of the Company as needed, (ii) providing full and complete disclosure of facts relevant to the litigation or dispute, and/or (iii) with reasonable advance notice, being available for depositions and preparation meetings. The Company will reimburse you for any reasonable out-of-pocket expenses you incur as a result of any such post-employment cooperation, including the reasonable cost of your personal attorneys, if reasonably necessary.  In addition, the Company will indemnify you and advance all reasonable costs including attorneys fees and expenses in matters related to your employment with the Company to the maximum extent permitted by the Company’s existing by-laws, Bermuda law, or your Employment Agreement.  Nothing herein shall require the waiver of any personal legal privileges.

(b)           Simultaneously with signing this Agreement, you shall complete the Annual Affirmation required under the Assured Guaranty Ltd. Code of Conduct annexed hereto as Exhibit B and shall cooperate with the Company in any follow-up inquiry thereto.

(c)           You shall not apply for or accept employment with the Company or any of its affiliated companies at any time in the future.

8.             Acknowledgement:  You understand and agree that absent this Agreement, you would not otherwise be entitled to all the payments and benefits specified in this Agreement. Further, by signing this Agreement, you agree that you are not entitled to any payments and/or benefits that are not specifically listed in this Agreement for any past, present or future year, including but not limited to benefits under your Employment Agreement dated April 28, 2004, any severance plan, benefits under any bonus plan (including but not limited to plans relating to years 2005 – 2007), stock option grants and restricted stock grants under any long-term incentive plan, or any additional stock grants under the Replacement Award Plan, except for those retirement benefits in which you have vested rights, in each case pursuant to the terms of the applicable plans and applicable law. You further expressly acknowledge that, except as described in Section 2, all stock option grants and restricted stock grants under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan are properly forfeited.

9.             General Release of All Claims:  In exchange for the Company payments and benefits under this Agreement, you unconditionally release Assured Guaranty Re Ltd., Assured Guaranty Ltd., Assured Guaranty U.S. Holdings, Inc. and Assured Guaranty Corp. and ACE Limited and its and/or their past and/or present parents, subsidiaries, affiliates, predecessors, successors, assigns, owners, shareholders, officers, directors, employees, accountants, attorneys, advisors, representatives and agents (hereinafter collectively referred to as “Releasees”) from any and all charges, claims, complaints, grievances, liabilities, obligations, promises, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, and expenses of any nature you may have, known or unknown, suspected or unsuspected, vested or contingent, including but not limited to those related to your employment, your separation from employment or otherwise, from the beginning of time through the date that this Agreement becomes effective.

You understand and agree that you are releasing Releasees from any and all claims for breach of contract, personal injury, wages, compensation, bonuses, benefits, defamation, slander and wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including but not limited to, claims arising under the Employment Act 2000, and under any federal or state laws or regulations applicable in the United States of America including but not limited to the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974), contract (express or implied), constitutional provision, common law or otherwise, from the beginning of time through the date that this Agreement becomes effective.

You understand and agree that you are releasing Releasees from any and all claims for discrimination or harassment in employment, or retaliation, on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status, veteran’s status, and any other protected grounds including, but not limited to, any and all rights and claims you may have arising under the Employment Act 2000, the Human Rights Act 1981, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, any state anti-discrimination law, and any other federal, state, local, or foreign laws or regulations, from the beginning of time through the date that this Agreement becomes effective.

It is understood and agreed, however, that none of the foregoing releases shall release any claims by you arising under this Agreement.

In exchange for your release and other valuable consideration, the Company hereby unconditionally releases you from any and all charges, claims, complaints, grievances, liabilities, obligations, promises, controversies, damages, actions, causes of action, suits rights, demands, costs, losses and expenses of any nature related to activities that you undertook in the ordinary course of your employment or any disclosures you have made to the Company prior to the date of this Agreement.  The Company further represents that it has not filed and has no present intention of filing any claim, lawsuit, complaint, or charge against you relating to your employment or otherwise.

10.          No Claims Filed:  As a condition of the Company entering into this Agreement, you represent that you have not filed and do not intend to file any claim, lawsuit, complaint, or charge against Releasees relating to your employment, your separation from employment or otherwise, except that you understand that you are not giving up your right to challenge: (a) the Company’s failure to comply with its promises to make payment and provide benefits under this Agreement; or (b) the knowing and voluntary nature of your release of claims under the Age Discrimination in Employment Act of l967. You acknowledge and agree that the covenant not to file any claim, lawsuit, complaint or charge is an essential part of this Agreement and that without its inclusion, this Agreement would not have been reached by the Parties.

11.          Confidential Information:

(a)           You acknowledge that the Company and its affiliated companies have, through the expenditure of considerable time and expense over a period of years, developed extensive confidential and proprietary information and trade secrets regarding its business affairs (financial or otherwise), clients and prospective clients, including, without limitation: (i) information relating to the identities, points of contact, affairs, operations, habits and patterns of clients and prospective clients; (ii) information relating to internal business, legal, human resources and financial policies and practices, plans, strategies, methodologies, operations, services, projects, status, training, advertising, marketing, and other non-publicly disclosed information; and (iii) information relating to its employees’ identities, skills, abilities, evaluations, work histories, and compensation (hereinafter referred to collectively as “Confidential Information”).

(b)           You acknowledge that such Confidential Information is proprietary, not available to the public or the Company’s competitors, and provides the Company with a unique and valuable competitive advantage, and that its use or disclosure in violation of this Agreement would cause the Company immediate and serious irreparable injury.

(c)           You acknowledge that you were employed in a professional, confidential and fiduciary relationship with the Company, that you performed certain duties with regard to the Company, and that you were entrusted with Confidential Information in connection with the performance of those duties.

(d)           Accordingly, it is a condition subsequent of this Agreement that you will preserve the confidentiality of the Confidential Information and that you will not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for your own or for any other person or entity’s benefit, any portion of the Confidential Information. You also promise that you will not use any such Confidential Information to damage the Company, its interests or its customers, providers or any other person or entity with whom the Company does business.

(e) In the event that you are required by legal process to disclose any Confidential Information, you shall immediately provide the Company’s General Counsel with written notice of such legal obligation and shall fully cooperate with any efforts by the Company to oppose or limit such disclosure.

(f) You promise and agree (i) to return immediately to the Company any and all Confidential Information and all other materials, documents or property belonging to the Company, including without limitation files, records, manuals, reports, software and hardware, laptops, computers, cell phone, blackberry, keys, equipment, identification card, access card, credit cards, mailing lists, rolodexes, computer print-outs, and computer disks and tapes, (ii) not to retain any copies of any Confidential Information and/or any other materials, documents or property belonging to the Company, and (iii) to delete all Confidential Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices.

12.          Restrictions on Solicitation

The Restricted Period shall end December 31, 2006.

(a)           Solicitation of Clients

(i)            It is a condition subsequent of this Agreement that, during the Restricted Period, you shall not, directly or indirectly, for your own account or as proprietor, stockholder, member, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business firm, corporation, partnership or other entity, sell, offer to sell, or contact or solicit any business from any person, corporation or other entity which is a customer of the Company or its affiliates for the purpose of assisting, facilitating or encouraging, in any way, any such customer to transfer any business from Company and/or its affiliates, whether by termination, non-renewal or otherwise. For purposes of this Agreement, “customers” of the Company and its affiliates mean and include (A) any and all persons, businesses, corporations, partnerships, or other entities which have done business with the Company or its affiliates as a customer or have preexisting business relationships and/or dealings with you when your employment with the Company terminated and (B) all persons, businesses, corporations, partnerships or other entities which control any such customer.

(ii)           It is a condition subsequent of this Agreement that, during the Restricted Period, you shall not, directly or indirectly, for your own account or as proprietor, stockholder, member, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business, firm, corporation, partnership or other entity, sell, offer to sell, or contact or solicit any reinsurance business from MBIA, Inc., AMBAC Financial Group Inc., Financial Security Assurance Inc., Financial Guaranty Insurance Company, XLCA/XLFA or their affiliates.

(b)           Solicitation of Employees

It is a condition subsequent of this Agreement that, during the Restricted Period, you will not, directly or indirectly, induce, encourage or solicit any employee or officer of the Company or any affiliated companies to leave the employ of the Company or any affiliate of the Company or assist any person, company or entity to engage in such conduct.

13.          Confidentiality of Agreement:  You agree that the terms of this Agreement are confidential. You agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor, immediate family members or as required by process of law. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well. The Company also agrees to keep the terms of this Agreement, and the circumstances leading up to it, confidential, provided however, that the Company may disclose this information as necessary for the proper operation of its business, to effectuate the terms of this Agreement, to brief senior management, the Board of Directors, accountants, attorneys, rating agencies, underwriters, regulators, law enforcement officials, and as required by process of law.

14.          No Negative Statements:  It is a condition subsequent of this Agreement that you agree not to make, directly or indirectly, to any person or entity, including but not limited to the Company’s employees, the Company’s Board members, the Company’s affiliates or staff thereof, and/or the press, any negative or disparaging oral or written statements about, or do anything which damages, any of the Releasees, or its or their services, good will, reputation, or financial status, or which damages it or them in any of its or their business relationships. The Company, its board members, and Executive Officers will not make, directly or indirectly any negative or disparaging oral or written statements about you or your services or reputation. Nothing herein shall limit any party from responding truthfully to any legal process or regulatory inquiry.

In the event the Company receives inquiries from your prospective employers,

the Company will provide the following information:-

“Pierre Samson served as President and Chief Operating Officer of Assured Guaranty Re Ltd. from April 2004 to December 2005”.

15.          Non-admission of Wrongdoing:  By entering into this Agreement, neither you nor the Company or any of the Company’s parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, accountants, attorneys, advisors, representatives or agents admit any wrongdoing or violation of law. Neither this Agreement nor anything in the Agreement shall be admissible in any proceeding or evidence of wrongdoing by you or the Company.

16.          Representation Regarding Disclosures of Material Facts:  You warrant that, insofar as you are aware, you have not withheld or failed to disclose any material fact concerning matters which you were dealing with in the performance of activities as President, Chief Operating Officer, director or Executive Vice President-Reinsurance of the Company, where withholding such material fact would reasonably be expected to be significantly detrimental to the financial results of the Company.

17.          Applicable Law:  This Agreement shall be interpreted, enforced and governed under the laws of Bermuda.

18.          Severability:  You agree that should a court of law find that any provision of this Agreement is unenforceable, the remainder of this Agreement will nonetheless still be effective.

19.          Changes to the Agreement:  This Agreement may not be changed unless the changes are in writing and signed by you and any two of the Chairman of the Board, Chief Financial Officer or the General Counsel of the Company.

20.          Arbitration of Disputes:  Without in any way affecting the terms of paragraph 9, you and the Company agree that any of the types of disagreements, disputes or claims listed in Section (a) and (b) below, shall be resolved exclusively by arbitration in Hamilton, Bermuda, in accordance with the laws of Bermuda by three arbitrators appointed by the Parties. If the Parties cannot agree on the appointment of the arbitrators, one should be appointed by the Company and one by you and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the appropriate Bermuda court. The arbitration shall be conducted in accordance with the rules of the Arbitration Act, 1986. The seat of the arbitration shall be Bermuda. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(a) those arising out of or relating to the validity of this Agreement or how it is interpreted or implemented, provided that the resolution of any disagreement related to your eligibility for fringe benefits shall be subject to the terms of the benefit plans; and

(b) those involving in any way, or related to your employment with the Company or the termination of that employment, if for any reason your release and waiver under paragraph 9 is found to be unenforceable or inapplicable.

In the event of such a dispute, the prevailing party shall be entitled to an award of all costs and expenses reasonably incurred including reasonable legal fees. The foregoing provisions of this paragraph 20 shall not be construed to limit the either party’s right to obtain injunctive relief to enforce paragraphs 11, 12, 13 or 14 and, pending a final determination by the arbitrator with respect to any such matter or controversy, the either party shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy. You acknowledge that the Company would be irreparably injured by a violation of paragraphs 11, 12, 13 or 14, and you agree that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of paragraphs 11, 12, 13 or 14. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

The Company acknowledges that you would be irreparably injured by a violation of paragraphs 13 or 14, and the Company agrees that you, in addition to any other remedies available to you for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Company from any actual or threatened breach of paragraphs 13 or 14. If a bond is required to be posted in order for you to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

21.          Entire Agreement:  This Agreement contains the entire agreement between you and the Company, and replaces and supercedes any and all prior agreements or understandings between you and the Company and any and all of the Company’s affiliated companies, whether written or oral, including but not limited to the Employment Agreement dated April 28, 2004, between you and Assured Guaranty Ltd., Assured Guaranty, U.S. Holdings, Inc. and Assured Guaranty Corp., which Employment Agreement is hereby terminated and shall be null and void, except for your indemnification rights under Section 9(f) of your Employment Agreement. By signing this Agreement, the parties acknowledge that they have not relied upon any other statement, document, agreement or contract, whether written or oral, in deciding to enter into this Agreement.

22.          Waiver:  By signing this Agreement, you acknowledge that:

a)             This Agreement is written in a manner understood by you;

(b)           You have carefully read, and understand, this Agreement.

(c)           You have been given up to twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney.

(d)           The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement.

(e)           You consulted with the attorney of your choice.

(f)            You understand this Agreement is legally binding and by signing it you give up certain rights.

(g)           You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it.

(h)           The General Release in this Agreement includes a waiver of all rights and claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.), and

(i)            This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective.

23.          Authority The Company represents and warrants that it has properly authorized this Agreement and has authorized Walter Scott and James Michener to execute this agreement.

24.          Effective Date:  This Agreement becomes effective at the time you sign the Agreement.

Sincerely,

Walter Scott	James M. Michener
Chairman of the Board	General Counsel

Read, Accepted and Agreed:

Pierre Samson	Date